                                                                                                                           Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports Record Results for 2018
Management Provides 2019 Earnings Guidance and Raises Dividend

Houston, TX, March 7, 2019 –U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the fourth quarter and year ended December 31, 2018.

For the fourth quarter ended December 31, 2018, USPH’s Operating Results increased 45.5% to $9.0 million, or $0.71 per diluted share, as compared to $6.2 million, or $0.49 per diluted share, in the fourth quarter of 2017.  For the year ended December 31, 2018, USPH’s Operating Results increased 28.1% to $33.5 million, or $2.65 per diluted share, as compared to $26.2 million, or $2.08 per diluted share, for the 2017 year.  Operating Results, a non-generally accepted accounting principles (“non-GAAP”) measure, for the 2018 fourth quarter and for the 2018 year, equals net income attributable to USPH shareholders less a gain resulting from a liability no longer deemed payable, net of taxes.  For the 2017 fourth quarter and 2017 year, Operating Results is defined as net income attributable to USPH shareholders prior to the benefit due to the revaluation of deferred tax assets and liabilities due to the 2017 Tax Cuts and Jobs Act (“TCJA”), and prior to charges for interest expense – mandatorily redeemable non-controlling interests – change in redemption value and charges for costs related to restatement of financials – legal and accounting, both charges net of tax.

For the fourth quarter ended December 31, 2018, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $10.4 million, or $0.43 per share, as compared to $7.3 million, or $0.57 per share for the fourth quarter of 2017.  For the year ended December 31, 2018, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $34.9 million, $1.31 per share, as compared to $22.3 million, or $1.76 per share, for the 2017 year.  For both periods of 2018, in accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not included in net income but rather charged directly to retained earnings, but is included in the earnings per basic and diluted share calculation.  See the schedule on page 14 for a computation of diluted earnings per share and a reconciliation of net income attributable to USPH shareholders to Operating Results.

Fourth Quarter 2018 Compared to Fourth Quarter 2017

•	Net revenues increased $8.1 million, or 7.5%, from $109.2 million in the fourth quarter of 2017, to $117.3 million in the fourth quarter of 2018, primarily due to an increase in net patient revenues from physical therapy operations from both internal growth and acquisitions, and an increase in the revenue from the industrial injury prevention business from a combination of internal growth plus a recent acquisition. Our first company in the industrial injury prevention business was acquired in March 2017 and, on April 30, 2018, the Company made a second acquisition with the two businesses then combined.

U.S. Physical Therapy Press Release	Page 2
March 7, 2019

•
Net patient revenues from physical therapy operations increased approximately $6.2 million, or 6.1%, to $107.8 million in the fourth quarter of 2018 from $101.6 million in the fourth quarter of 2017 due to an increase in total patient visits of 4.9% from 975,400 to 1,023,000 and an increase in the average net patient revenue per visit from $104.21 to $105.38.  Of the $6.2 million increase in net patient revenues, $3.6 million related to an increase in business of clinics opened or acquired prior to 2018 (“Mature Clinics”) and $2.6 million related to clinics opened or acquired in 2018 (“New Clinics”). Revenue from physical therapy management contracts was $2.0 million for the fourth quarter of 2018 and $2.2 million for the comparable 2017 period.

•	The revenue from the industrial injury prevention business increased 51.6% to $7.1 million in the fourth quarter of 2018 compared to $4.7 million in the fourth quarter 2017 due to internal growth plus the acquisition in April of 2018. Other miscellaneous revenue was $0.5 million in the fourth quarter of 2018 and $0.7 million in the fourth quarter of 2017.

•	Total operating costs were $92.1 million, or 78.5% of net revenues, in the fourth quarter of 2018 as compared to $85.1 million, or 77.9% of net revenues, in the fourth quarter of 2017. The $7.0 million increase was attributable to $2.7 million in operating costs related to New Clinics, an increase of $2.7 million related to Mature Clinics, an increase of $2.2 million in the industrial injury prevention business primarily due to the recent acquisition offset by a reduction in closure costs of $0.6 million. Total salaries and related costs, including those from New Clinics and the industrial injury prevention business, were 57.8% of net revenues in the recent quarter versus 56.9% in the fourth quarter of 2017. Rent, supplies, contract labor and other costs as a percentage of net revenues were 19.5% in the fourth quarter of 2018 versus 19.6% in the fourth quarter of 2017. The provision for doubtful accounts as a percentage of net revenue was 1.3% in the fourth quarter of 2018 as compared to 0.9% in the fourth quarter of 2017.

•	For the fourth quarter of 2018 and 2017, closure costs amounted to a credit of $17,000 and a charge of $0.6 million, respectively. For the fourth quarter of 2017, closure costs were primarily due to the closure of a single clinic acquired partnership due to the loss of a significant management contract.

•	The gross profit for the fourth quarter of 2018 grew by 4.5% or $1.1 million to $25.2 million, as compared to $24.1 million in the fourth quarter of 2017. The gross profit percentage was 21.5% of net revenue in the recent period as compared to 22.1% in the fourth quarter 2017. The gross profit percentage for the Company’s physical therapy clinics was 22.5% in the recent quarter as compared to 22.8% in the fourth quarter of 2017. The gross profit percentage on physical therapy management contracts was 7.7% in the 2018 fourth quarter as compared to 18.9% in the 2017 fourth quarter. The gross profit percentage for the industrial injury prevention business was 10.4% in the recent quarter as compared to 10.6% in the 2017 period. The gross profit for the industrial injury prevention business was negatively impacted by the write-off of a $297,000 receivable from Pacific Gas & Electric which has filed for bankruptcy.

•	Corporate office costs were $10.4 million in the fourth quarter of 2018 compared to $10.2 million in the fourth quarter of 2017. Corporate office costs were 8.9% of net revenues for the fourth quarter of 2018 quarter as compared to 9.3% for the fourth quarter of 2017.

•	Operating income for the recent quarter increased 6.0% to $14.8 million as compared to $14.0 million in the fourth quarter 2017.

•	The Company no longer has mandatorily redeemable non-controlling interests. See discussion following – Redeemable Non-Controlling Interests.

•	A gain of $1.8 million was recognized in the fourth quarter of 2018 on a partnership liability no longer deemed payable.

•	Interest expense – debt and other was $0.4 million in the fourth quarter of 2018 and $0.5 million in fourth quarter of 2017.

•
The provision for income tax for the fourth quarter of 2018 was $2.6 million, inclusive of a $0.5 million benefit related to the reconciliation of the 2017 federal and state returns to our book provision and a $0.3 million benefit due to an analysis of our current year tax provision. Excluding those benefits, the provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 26.3%. The income tax benefit for the 2017 fourth quarter was $2.0 million. Included in the fourth quarter of 2017 is a tax benefit of $4.3 million due to the revaluation of deferred tax assets and liabilities due to the TCJA. Also, included in the fourth quarter of 2017 was a charge of $0.3 million related to a detailed reconciliation of the federal and state taxes payable and receivable accounts along with federal and state deferred tax assets and liability accounts at December 31, 2016.  Excluding this reconciliation charge and prior to the $4.3 million tax benefit, the provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 37.9%.  As reported, the provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 20.2% for the fourth quarter of 2018 and a tax benefit of 37.3% for the fourth quarter of 2017.

•
Net income attributable to non-controlling interests (permanent equity) was $1.6 million in the fourth quarter of 2018 and $1.2 million in the fourth quarter of 2017.  Net income attributable to redeemable non-controlling interests (temporary equity) was $1.6 million in the fourth quarter of 2018 and $0.2 million in the fourth quarter of 2017.

•	Same store revenues for de novo and acquired clinics open for one year or more increased 3.9%. Visits increased 3.2% for de novo and acquired clinics open for one year or more while the same store net rate increased slightly.

Year 2018 Compared to Year 2017

•	Net revenues increased $39.8 million, or 9.6%, from $414.1 million in 2017 to $453.9 million in 2018, primarily due to an increase in net patient revenues from physical therapy operations from both internal growth and acquisitions, an increase in the revenue from the industrial injury prevention business from a combination of internal growth plus an acquisition and an increase in revenue from management contracts due to acquired contracts. Our first company in the industrial injury prevention business was acquired in March 2017 and, on April 30, 2018, the Company made a second acquisition.

U.S. Physical Therapy Press Release	Page 3
March 7, 2019

•	Net patient revenues from physical therapy operations increased approximately $28.5 million, or 7.3%, to $417.7 million in 2018 from $389.2 million in 2017 due to an increase in total patient visits of 6.8% from 3,705,000 to 3,958,000 and an increase in the average net patient revenue per visit from $105.05 to $105.55. Of the $28.5 million increase, $23.8 million related to Mature Clinics and $4.7 million related to New Clinics. Revenue from physical therapy management contracts increased 12.1% to $8.3 million in 2018 as compared to $7.4 million in 2017.

•
Revenue from the industrial injury prevention business increased 70.8% to $25.5 million in 2018 compared to $14.9 in 2017 due to internal growth and the recent acquisition.  Other miscellaneous revenue was $2.4 million in 2018 and $2.5 million in 2017.

•
Total operating costs were $352.2 million, or 77.6% of net revenues, in 2018 as compared to $323.4 million, or 78.1% of net revenues, in 2017. The $28.8 million increase was attributable to $5.3 million in operating costs related to New Clinics, an increase of $15.1 million related to Mature Clinics, an increase of $7.4 million related to the industrial injury prevention business primarily due to the recent acquisition and a full year of activity in 2018 for the business acquired in March 2017 versus ten months in 2017, and an increase of $1.0 million related to management contracts. Total salaries and related costs, including those from New Clinics and the industrial injury prevention business, were 57.1% of net revenue for 2018 as compared to 57.3% for 2017. Rent, supplies, contract labor and other costs as a percentage of net revenue were 19.5% for 2018 and 19.8% for 2017. The provision for doubtful accounts as a percentage of net revenue was 1.0% for 2018 and 0.9% for 2017.

•	For 2018 and 2017, closure costs amounted to a credit of $9,000 and a charge of $0.6 million, respectively.
•	The gross profit, inclusive of closure costs, in 2018 grew by 12.2% or $11.1 million to $101.7 million, as compared to $90.6 million in 2017. The gross profit percentage grew to 22.4% of net revenue in the recent year as compared to 21.9% for 2017. The gross profit percentage for the Company’s physical therapy clinics was 22.7% for 2018 as compared to 22.5% for 2017. The gross profit percentage on management contracts was 12.1% for 2018 as compared to 14.9% for 2017. The gross profit percentage for the industrial injury prevention business was 20.4% for 2018 as compared to 13.3% for 2017.
•	Corporate office costs were $41.3 million in 2018 compared to $35.9 million in 2017. Corporate office costs were 9.1% of net revenues for 2018 compared to 8.7% for 2017.

•	Operating income for 2018 increased 10.2% to $60.3 million as compared to $54.7 million in 2017.
•	The Company no longer has mandatorily redeemable non-controlling interests. See discussion following – Redeemable Non-Controlling Interests.
•	A gain of $1.8 million was recognized in 2018 on a partnership liability no longer deemed payable.
•	Interest expense – debt and other was $2.0 million in 2018 and $2.1 million in 2017.

•
The provision for income tax in 2018 was $11.4 million, inclusive of a $0.5 million benefit related to the reconciliation of the 2017 federal and state returns to our book provision. Without this benefit, the provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 25.7%. The income tax benefit in 2017 was $6.0 million. Included in 2017 is a tax benefit of $4.3 million due to the revaluation of deferred tax assets and liabilities due to the TCJA. Also, included in 2017 was a charge of $0.3 million related to a detailed reconciliation of the federal and state taxes payable and receivable accounts along with federal and state deferred tax assets and liability accounts at December 31, 2016.  Without this reconciliation charge and prior to the $4.3 million tax benefit, the provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 35.6%.  As reported, the provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 24.6% in 2018 and 21.3% in 2017.

•
Net income attributable to non-controlling interests (permanent equity) was $5.5 million in 2018 as compared to $5.2 million in 2017.  Net income attributable to redeemable non-controlling interests (temporary equity) was $8.4 million in 2018 and $0.2 million in 2017.

•
Same store revenues for de novo and acquired clinics open for one year or more increased 4.6%. Visits increased 4.6% for de novo and acquired clinics open for one year or more and the same store net rate remained relatively the same.

U.S. Physical Therapy Press Release	Page 4
March 7, 2019

Other Financial Measures

For the fourth quarter of 2018 the Company's Adjusted EBITDA increased by 3.1% to $15.5 million from $15.0 million in the fourth quarter of 2017.  For 2018, the Company's Adjusted EBITDA increased by 7.1% to $62.1 million from $57.9 million in 2017.  See definition and explanation of Adjusted EBITDA in the schedule on page 9.

Management Provides 2019 Earnings Guidance

Management currently expects the Company’s Operating Results for 2019 to be in the range of $35.1 million to $36.4 million or $2.76 to $2.85 per share. This earnings range is based on an assumed annual corporate tax rate of approximately 26.5%.  Please note that the earnings guidance represents projected Operating Results from existing operations but excludes future acquisitions. The annual guidance figures may not be updated unless there is a material development that causes management to believe that Operating Results will be significantly outside the given range.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “2018 was another very positive year for our Company as well as our shareholders. I continue to be very proud of our entire team for the work that they do every day. We made a number of key investments in 2018 which are bearing great fruit. Our industrial injury prevention business has expanded significantly from our start in early 2017. Our corporate support infrastructure, especially for operations, was also strengthened this past year. We continue to attract amazing people as well as partners which have further enhanced our Company and, I believe, will facilitate our continued growth into the future.”

Larry McAfee, Chief Financial Officer, noted, “Net cash flow from operations ran at a record level in 2018, funding both de novo clinic development and acquisitions while net debt, that is debt less cash, was reduced by $22.4 million or 58%.”

U.S. Physical Therapy Declares Quarterly Dividend

The Company is increasing its dividend by 17.4%. The first quarterly dividend for 2019 of $0.27 per share will be paid on April 19, 2019 to shareholders of record as of March 20, 2019.  U.S. Physical Therapy began paying quarterly dividends in 2011 and has increased the dividend amount every year since.

Redeemable Non-Controlling Interests

Effective December 31, 2017, the Company entered into amendments to its acquired limited partnership agreements replacing the mandatory redemption feature. No monetary consideration was paid to the partners to amend the agreements. The amended Partnership Agreements provide that, upon certain events, the Company has a call right (the “Call Right”) and the selling entity has a put right (the “Put Right”) for the purchase and sale of the limited partnership interest held by the partner.  Once the terms are triggered, the Put Right and the Call Right do not expire, even upon an individual partner’s death, and contain no mandatory redemption feature.  The purchase price of the partner’s limited partnership interest upon the exercise of either the Put Right or the Call Right is calculated per the original terms of the respective agreements. The Company accounted for the amendment of its Partnership Agreements as an extinguishment of the outstanding Seller Entity Interests classified as liabilities through the issuance of new Seller Entity Interests classified in temporary equity. Pursuant to ASC 470-50-40-2, the Company removed the outstanding liability-classified Seller Entity Interests at their carrying amounts and recognized the new temporary-equity-classified Seller Entity Interests at their fair value. In summary, the redemption values of the mandatorily redeemable non-controlling interest (previously classified as liabilities) were reclassified as redeemable non-controlling interest (temporary equity) on the December 31, 2017 consolidated balance sheet. For 2018, in accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not charged to net income but is charged to retained earnings and is included in the earnings per basic and diluted share calculation.

Fourth Quarter and Year End 2018 Conference Call

U.S. Physical Therapy's Management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on March 7, 2019 to discuss the Company's Fourth Quarter and Year Ended December 31, 2018 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 1948767 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until June 7, 2019 at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 5
March 7, 2019

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes as the result of government enacted national healthcare reform;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
•	revenue and earnings expectations;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 591 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 28 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 6
March 7, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net patient revenues	$107,808	$101,642	$417,703	$389,226
Other revenues	9,541	7,561	36,208	24,825
Net revenues	117,349	109,203	453,911	414,051
Operating costs:
Salaries and related costs	67,818	62,155	259,228	237,067
Rent, supplies, contract labor and other	22,828	21,376	88,426	82,096
Provision for doubtful accounts	1,501	956	4,603	3,672
Closure costs	(17)	572	(9)	599
Total operating costs	92,130	85,059	352,248	323,434

Gross profit	25,219	24,144	101,663	90,617

Corporate office costs	10,415	10,182	41,349	35,889
Operating income	14,804	13,962	60,314	54,728

Gain on derecognition of debt	1,846	-	1,846	-
Interest and other income, net	23	30	93	88
Interest expense:
Mandatorily redeemable non-controlling interests - change in redemption value	-	(5,055)	-	(12,894)
Mandatorily redeemable non-controlling interests - earnings allocable	-	(1,689)	-	(6,055)
Debt and other	(365)	(539)	(2,042)	(2,111)
Total interest expense	(365)	(7,283)	(2,042)	(21,060)

Income before taxes	16,308	6,709	60,211	33,756

Provision for income taxes	2,635	(1,997)	11,369	6,032

Net income	13,673	8,706	48,842	27,724

Less: net income attributable to non-controlling interests	(3,265)	(1,357)	(13,969)	(5,468)

Net income attributable to USPH shareholders	$10,408	$7,349	$34,873	$22,256

Basic and diluted earnings per share attributable to USPH shareholders	$0.43	$0.57	$1.31	$1.76

Shares used in computation - basic and diluted	12,685	12,593	12,666	12,570

Dividends declared per common share	$0.23	$0.20	$0.92	$0.80

U.S. Physical Therapy Press Release	Page 7
March 7, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)
(unaudited)

	December 31, 2018	December 31, 2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$23,368	$21,933
Patient accounts receivable, less allowance for doubtful accounts of $2,672 and $2,273, respectively	44,751	44,707
Accounts receivable - other	6,742	5,655
Other current assets	4,353	4,786
Total current assets	79,214	77,081
Fixed assets:
Furniture and equipment	52,611	51,100
Leasehold improvements	31,712	29,760
Fixed assets, gross	84,323	80,860
Less accumulated depreciation and amortization	64,154	60,475
Fixed assets, net	20,169	20,385
Goodwill	293,525	271,338
Other identifiable intangible assets, net	48,828	48,954
Other assets	1,430	1,224
Total assets	$443,166	$418,982

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable - trade	$2,019	$2,165
Accrued expenses	38,493	33,342
Current portion of notes payable	1,434	4,044
Total current liabilities	41,946	39,551
Notes payable, net of current portion	402	2,728
Revolving line of credit	38,000	54,000
Mandatorily redeemable non-controlling interests	-	327
Deferred taxes	9,012	10,875
Deferred rent	2,159	2,116
Other long-term liabilities	829	743
Total liabilities	92,348	110,340

Redeemable non-controlling interests	133,943	102,572

Commitments and contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,899,233 and 14,809,299 shares issued, respectively	149	148
Additional paid-in capital	80,028	73,940
Retained earnings	167,396	162,406
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	215,945	204,866
Non-controlling interests	930	1,204
Total USPH shareholders' equity and non-controlling interests	216,875	206,070
Total liabilities, redeemable non-controlling interests, USPH shareholders' equity and non-controlling interests	$443,166	$418,982

U.S. Physical Therapy Press Release	Page 8
March 7, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Year Ended
	December 31, 2018	December 31, 2017
OPERATING ACTIVITIES
Net income including non-controlling interests	$48,842	$27,724
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	9,755	9,710
Provision for doubtful accounts	4,603	3,672
Equity-based awards compensation expense	5,939	5,032
Deferred income taxes	4,813	(4,864)
Other	167	621
Gain on derecognition of debt	(1,846)	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(3,434)	(3,447)
Increase in accounts receivable - other	(1,087)	(3,022)
Decrease in other assets	345	2,086
Increase in accounts payable and accrued expenses	4,876	6,979
Increase in mandatorily redeemable non-controlling interests	-	11,579
Increase in other liabilities	32	456
Net cash provided by operating activities	73,005	56,526

INVESTING ACTIVITIES
Purchase of fixed assets	(7,193)	(7,095)
Purchase of businesses, net of cash acquired	(16,367)	(36,682)
(Purchase) sale of non-controlling interest	(350)	121
Proceeds on sale of fixed assets	1	81
Net cash used in investing activities	(23,909)	(43,575)

FINANCING ACTIVITIES
Distributions to non-controlling interests, permanent and temporary equity	(15,646)	(5,572)
Cash dividends paid to shareholders - funded	(11,664)	(10,066)
Proceeds from revolving line of credit	103,000	93,000
Payments on revolving line of credit	(119,000)	(85,000)
Payments to settle mandatorily redeemable non-controlling interests	(265)	(2,361)
Principal payments on notes payable	(4,044)	(1,227)
Other	(42)	161
Net (cash used in) provided by financing activities	(47,661)	(11,065)

Net increase in cash and cash equivalents	1,435	1,886
Cash and cash equivalents - beginning of period	21,933	20,047
Cash and cash equivalents - end of period	$23,368	$21,933

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$9,183	$8,543
Interest	$2,357	$2,113
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$950	$2,150

U.S. Physical Therapy Press Release	Page 9
March 7, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results (as defined below), a non-generally accepted accounting principles (“non-GAAP”) measure, for the 2018 fourth quarter and for the 2018 year, equals net income attributable to USPH shareholders less gain on derecognition of debt, net of taxes.  For the 2017 fourth quarter and 2017 year, Operating Results is defined as net income attributable to USPH shareholders prior to the benefit due to the revaluation of deferred tax assets and liabilities due to the TCJA which was passed by Congress on December 20, 2017 and signed into law by the President on December 22, 2017 and prior to charges for interest expense – mandatorily redeemable non-controlling interests – change in redemption value and charges for costs related to restatement of financials – legal and accounting, both charges net of tax.

Operating Results for the two periods are comparable, however, the calculations differ.  Management uses Operating Results, which eliminates this current non-cash item that can be subject to volatility and unusual costs, as one of the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have mandatorily redeemable instruments and therefore have different liability and equity structures.

Adjusted EBITDA is defined as earnings before gain on derecognition of debt, interest income, interest expense – mandatorily redeemable non-controlling interests – change in redemption value, interest expense – debt and other, taxes, depreciation, amortization and equity-based awards compensation expense.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Computation of earnings per share - USPH shareholders
Net income attributable to USPH shareholders	$10,408	$7,349	$34,873	$22,256
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	$(6,665)	$(201)	(24,770)	(201)
Tax effect at statutory rate (federal and state) of 26.25%	1,749	75	6,502	75
	$5,492	$7,223	$16,605	$22,130

Basic and diluted per share	$0.43	$0.57	$1.31	$1.76

Adjustments:
Tax benefit - revaluation of deferred tax assets and liabilities	-	(4,325)	-	(4,325)
Gain on derecognition of debt	(1,846)	-	(1,846)	-
Interest expense MRNCI * - change in redemption value	-	5,055	-	12,894
Cost related to restatement of financials - legal and accounting	-	200	-	670
Revaluation of redeemable non-controlling interest	6,665	201	24,770	201
Tax effect at statutory rate (federal and state) of 26.25% and 39.25%, respectively	(1,265)	(2,143)	(6,018)	(5,405)
Operating results	$9,046	$6,211	$33,511	$26,165

Basic and diluted operating results per share	$0.71	$0.49	$2.65	$2.08

Shares used in computation:
Basic and diluted	12,685	12,593	12,666	12,570

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net income attributable to USPH shareholders	$10,408	$7,349	$34,873	$22,256

Adjustments:
Depreciation and amortization	2,420	2,441	9,755	9,710
Gain of derecognition of debt	(1,846)	-	(1,846)	-
Interest income	(23)	(30)	(93)	(88)
Interest expense MRNCI * - change in redemption value	-	5,055	-	12,894
Interest expense - debt and other	365	539	2,042	2,111
Provision for income taxes	2,635	(1,997)	11,369	6,032
Equity-based awards compensation expense	1,486	1,622	5,939	5,032

Adjusted EBITDA	$15,445	$14,979	$62,039	$57,947

* Mandatorily redeemable non-controlling interests

U.S. Physical Therapy Press Release	Page 10
March 7, 2019

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Date	Number of Clinics

March 31, 2017	558
June 30, 2017	566
September 30, 2017	569
December 31, 2017	578

March 31, 2018	580
June 30, 2018	581
September 30, 2018	588
December 31, 2018	591